STANDISH, AYER & WOOD INVESTMENT TRUST

                        Amendment to Declaration of Trust


      This AMENDMENT to the DECLARATION OF TRUST (the "Amendment") of Standish, Ayer & Wood Investment Trust (the "Trust") is made on March 4, 1999 by the Trustees of the Trust;

      WHEREAS, it is desired that the Trust be permitted to divide the Shares of any Series of the Trust into separate Classes of Shares;

      WHEREAS, this Amendment complies with the provisions of Section 9.3 of the Declaration of Trust governing amendments to the Declaration;

      NOW, THEREFORE, the DECLARATION OF TRUST shall be further amended as follows to provide the Trustees with the authority to establish separate Classes of Shares of each Series of the Trust:

Section 1. Definitions. The capitalized terms contained in this Amendment shall have the same meanings as set forth in the Declaration of Trust, except as provided below:

      (a) "Class" means the class of Shares of a Series established pursuant to
      Section 2 below.

      (b) "Shares" shall mean the transferable units into which the beneficial interest in the Trust and each Series or Class is divided from time to time (including whole Shares and fractions of Shares). All references herein to "Shares" which are not accompanied by a reference to any particular Series, Fund of Class shall be deemed to apply to outstanding Shares without regard to Series.

Section 2. Powers of the Trustees. In addition to the powers set forth in
Article III of the Declaration of Trust, the Trustees shall have the power to:

      (a) Establish separate and distinct Classes of Shares of any Series of the Trust, all in accordance with the provisions of Section 3 below.

      (b) To allocate assets, liabilities and expenses of a Fund to a particular Class or to apportion the same between or among two or more Classes, provided that any liabilities or expenses incurred by a particular Class shall be payable solely out of the assets belonging to that Class as provided for in Section 4 below.


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Section 3. Establishment of Classes. The beneficial interest in the Trust may be divided into transferable Shares of one or more separate and distinct Classes established by the Trustees. The number of Shares of each Class is unlimited and each Share shall have a nominal or par value of one cent ($.01) per Share. The Trustees shall have full power and authority, in additional to the authority set forth in Article VI of the Declaration of Trust, to establish and to change in any manner Shares of any Classes with such preferences, terms of conversion, voting powers, rights and privileges as the Trustees may determine (but the Trustees may not change Shares which have previously been issued by the Trust and are currently outstanding in a manner materially adverse to the Shareholders of such Shares); to divide or combine the Shares of any Classes into a greater or lesser number; to classify or reclassify any unissued Shares of any Classes into one or more Classes of Shares; and to abolish any one or more Classes of Shares.

Section 4. Liabilities of Funds. The assets belonging to a Fund shall be charged with the liabilities of that Fund and all expenses, costs, charges and reserves attributable to that Fund, except that liabilities and expenses allocated solely to a particular Class shall be borne by that Class.

Section 5. Dividends. All dividends and other distributions on Shares of a particular Fund shall be distributed pro rata to the Shareholders of that Fund in proportion to the number of Shares of that Fund they held on the record date established for such payment, except that such dividends and distributions shall appropriately reflect expenses allocated to a particular Class of such Series.

Section 6. Net Asset Value. The net asset value per Share of any Class shall be determined in the same manner that net asset value per Share of any Fund is determined in accordance with subparagraph (h) of Section 6.2 of the Declaration of Trust.

Section 7. Voting Powers. If the Shares of a Fund are divided into separate Classes, each matter required or permitted to be voted upon at a meeting or by written consent of Shareholders shall be submitted to a separate vote of the outstanding shares of each Class; provided that (a) when required by the Declaration of Trust or by the 1940 Act, Shares shall be voted in the aggregate and not by an individual Class, and (b) when the Trustees have determined that the matter affects the interests of more than one Class, then the Shareholders of all such Classes shall be entitled to vote thereon. Each holder of Shares of any Class shall be entitled to the same voting powers and rights as are the holders of Shares of any Series, including the requirements for quorum and shareholder action, as are set forth in the Declaration of Trust.

Section 8. Certain Contracts. In addition to the powers set forth in Section 5.2 of the Declaration of Trust, the Trustees shall also have the power and authority to enter


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into any one or more contracts with any one or more Contracting Party to provide for the performance and assumption of some or all of the services, duties and responsibilities set forth in subparagraphs (a) through (g) of Section 5.2 of the Declaration of Trust to, for or on behalf of any Class, as the Trustees may deem appropriate.

Section 9. Miscellaneous. To the extent necessary to accommodate the creation of multiple Classes of Shares, any other provision of the Declaration of Trust which refers specifically to a Fund or Series shall also refer to a Class, as context requires.

      IN WITNESS WHEREOF, the undersigned have executed this instrument this 4th day of March, 1999.


/s/ D. Barr Clayson                                    /s/ Caleb Loring III
-------------------                                    --------------------
D. Barr Clayson                                        Caleb Loring III


/s/ Samuel C. Fleming                                  /s/ Edward H. Ladd
---------------------                                  ------------------
Samuel C. Fleming                                      Edward H. Ladd


/s/ Benjamin M. Friedman                               /s/ John H. Hewitt
------------------------                               ------------------
Benjamin M. Friedman                                   John H. Hewitt


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